Exhibit 99.3

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

LYNNE REICHARDT, individually and on	Case No. H-02-2030
behalf of all others similarly situated,
CLASS ACTION
Plaintiff,	COMPLAINT
FOR VIOLATIONS
OF FEDERAL
SEITEL, INC., PAUL A. FRAME, DEBRA D.	SECURITIES LAW
VALICE, MARCIA H. KENDRICK and
HERBERT M. PEARLMAN

Defendants.
JURY TRIAL DEMANDED

CLASS ACTION COMPLAINT FOR VIOLATIONS OF FEDERAL SECURITIES LAW

TO THE HONORABLE UNITED STATES DISTRICT COURT JUDGE:

          Plaintiff, individually and on behalf of all others similarly situated, by her attorneys, alleges the following based upon the investigation of her counsel, except as to allegations specifically pertaining to plaintiff and her counsel, which are based on personal knowledge. The investigation of counsel is predicated upon, among other things, a review of Seitel, Inc.'s ("Seitel" or the "Company") public filings with the United States Securities and Exchange Commission ("SEC"), press releases issued by the Company, media reports about the Company, publicly available trading data relating to the price and volume of Seitel's common stock and a review of reports issued by analysts who follow Seitel.

NATURE OF THE ACTION

    1.           Plaintiff brings this action as a class action on behalf of herself and all other persons or entities who purchased Seitel common stock on the open market, other than defendants and certain related persons and entities, during the period beginning on July 13, 2000 through April 1, 2002, inclusive (the "Class" and "Class Period," respectively), to recover damages caused to the Class by Defendants' violations of the federal securities laws.

          2.           Plaintiff alleges in this action that during the Class Period Defendants materially misrepresented Seitel' s financial results for 2000 and 2001 by improperly recognizing revenues. The improper revenue recognition related largely to Seitel' s undisclosed practice of recording revenue on data licensing contracts prior to specific data having been selected by and delivered to the customer, i.e., while the customer was still deciding which data to lease among the seismic data offered for lease by Seitel. This practice was not only undisclosed, it was also not in conformity with generally accepted accounting principles ("GAAP"). As a result of the Defendants' misrepresentations, the market price of shares of Seitel common tock was artificially inflated during the Class Period.

    3.           Top insiders engaged in this accounting scheme in order to earn commissions -- which were tied to revenues -- and exorbitant bonuses --which were tied to annual earnings -- and to profit illegally from insider trading in Seitel's common stock.

          4.           On April 1, 2002, following weeks of criticism regarding Seitel's accounting policies, which drove down its stock price, Seitel issued a press release announcing that it was restating its financial results for the year 2000 and for the first nine months of 2001. The restatement reduced reported revenue for the year 2000 by 15%, from $163.8 million to $138.3 million, and for the first nine months of 2001 by 30%, from $140.8 million to $98.1 million. The restatements resulted in net losses for both periods, rather than the previously reported net income. Seitel asserted that the restatement was "in large part based on newly adopted more conservative and transparent accounting practices." Previously, Seitel had specifically, and misleadingly, assured the market that "Seitel has consistently followed proper conservative accounting principles."

          5.           During the Class Period, shares of Seitel common stock traded as high as $23.03 per share. When Seitel' s improper accounting practices were fully disclosed on April 1, 2002, the Company's common stock traded as low as $9.05. More recently, Seitel common stock closed on April 23, 2002 at $8.19.

JURISDICTION AND VENUE

    6.           This Court has jurisdiction over the subject matter of this action pursuant to Section 27 of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. § 78aa and 28 U.S.C. § 1331. The claims asserted herein arise under Sections 10(b) and 20(a) of the Exchange Act, as amended, § 78j(b) and § 78t(a), and Rule 10b-5, 17 C.F.R. § 240.10b-5, promulgated thereunder by the SEC.

          7.           Venue is proper in this District pursuant to Section 27 of the Exchange Act, and 28 U.S.C. § 1391(b). Many of the acts and transactions giving rise to the violations of law complained of herein, including the preparation and dissemination to the investing public of false and misleading information, occurred in this District. In addition, Seitel maintains its principal executive offices within this District.

          8.           In connection with the acts, conduct and other wrongs alleged in this Complaint, the Defendants, directly and indirectly, used the means and instrumentalities of interstate commerce, including the mails, telephone communications and the facilities of a national securities exchange.

PARTIES

          9.           Plaintiff Lynne Reichardt, as set forth in the attached Certification, purchased the common stock of Seitel during the Class Period at artificially inflated prices and was damaged thereby.

          10.           Defendant Seitel is a Delaware corporation with its principal executive offices located within this District at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027. The Company provides seismic data and related geophysical services and expertise to the petroleum industry. At all relevant times, Seitel's common stock actively traded on the New York Stock Exchange under the symbol "SEI."

          11.           Defendant Paul A. Frame is and has been the President of Seitel since January 1987, the Chief Executive Officer since July 1992, and the Chairman of the Board since February 2002. He joined Seitel as the Vice President of Marketing in August 1984, and served as the Executive Vice President during January 1985 and January 1987. Defendant Frame signed Seitel's Forms 10-Q for the first, second and third quarters of 2000 and 2001, and Forms 10-K for years ended December 31, 2000 and December 31, 2001.

          12.           Defendant Debra D. Valice is Seitel's Chief Financial Officer, Executive Vice President of Finance, Treasurer, and Corporate Secretary. She has served as a member of Seitel's Board of Directors since 1995. She served as the Chief Accounting Officer of the Company from March 1986 until February 1987, when she became the Chief Financial Officer. As Chief Financial Officer, Valice is responsible for the representations and financial information in the SEC filings. In 1975, the SEC issued new instructions for Form 10-Q quarterly reports, requiring Forms 10-Q to be signed by the chief financial officers or chief accounting officers of companies to emphasize their responsibility for the financial data included therein. Defendant Valice signed Seitel's Forms 10-Q for the first, second and third quarters of 2000 and 2001, and Forms 10- K for years ended December 31, 2000 and December 31, 2001.

          13.           Defendant Marcia H. Kendrick was the Chief Accounting Officer of Seitel. Kendrick signed Seitel's Forms 10-Q for the first, second and third quarters of 2000 and 2001, and Forms 10-K for years ended December 31, 2000 and December 31, 2001.

          14.           Defendant Herbert M. Pearlman founded Seitel. Pearlman was a director of Seitel since 1982, and the Chairman of the Board of Directors since 1987, until he resigned from both positions in February 2002. Defendant Pearlman signed Seitel's Form 10- K for the year ended December 31, 2000.

          15.           Defendants Frame, Valice, Kendrick and Pearlman are collectively referred to herein as the "Individual Defendants."

          16.           By virtue of their positions at Seitel, the Individual Defendants had access to the adverse and undisclosed information about the financial results and performance of the Company. The defendants directly participated in the management of Seitel, were directly involved in the operations of Seitel at the highest levels, were privy to information concerning the financial results and performance of the Company, and were involved in the dissemination of the materially false and misleading statements and information alleged herein.

          17.           By reason of their positions as executive officers and directors of Seitel, the Individual Defendants were at all relevant times controlling persons within the meaning of Section 20 of the Exchange Act. Because of their executive and directorial positions at Seitel, the Individual Defendants had access to adverse, non-public and specific information about the Company's financial results and performance. Further, as particularized herein, the Individual Defendants were able to and did control the contents of various reports and public statements regarding Seitel and its financial results and performance. Any acts attributed to Seitel were caused and/or influenced by the Individual Defendants, by virtue of their controlling-person positions at the Company.

          18.           As the senior officers and directors of a publicly-held company whose common stock was, at all relevant times, registered with the SEC pursuant to the Exchange Act, traded on the New York Stock Exchange, and governed by the provisions of the federal securities laws, the Individual Defendants had a duty to promptly disseminate accurate and truthful information about Seitel's financial results and performance, so that the market price of Seitel's publicly-traded securities would be based upon truthful and accurate information. The Individual Defendants misrepresentations and omissions during the Class Period violated these specific requirements and obligations. By virtue of their positions of control and authority at Seitel, the Individual Defendants had the power to and did control the content of the various public statements concerning Seitel and its financial results and performance during the Class Period and indeed made many of the challenged statements described herein. Accordingly, the Individual Defendants were responsible for the accuracy of the public statements and releases detailed herein and are primarily liable for the misrepresentations contained therein.

CLASS ACTION ALLEGATIONS

          19.           Plaintiff brings this case as a class action pursuant to Rules 23 (a) and (b)(3) of the Federal Rules of Civil Procedure, on behalf of herself and all other persons who purchased or otherwise acquired Seitel common stock between July 13,2000 and April 1, 2002, inclusive (the "Class"). Excluded from the Class are Seitel, its subsidiaries and affiliates; the Defendants, members of the immediate families of each of the Defendants, any entities in which any of the Defendants has a controlling interest, and the legal representatives, heirs, successors, affiliates or assigns of any of the foregoing excluded persons and entities.

          20.           This action is properly maintainable as a class action because;

                    a.            The members of the Class are so numerous that joinder of all members is impracticable. During the Class Period, in excess of 25 million shares of Seitel common stock were outstanding and actively traded on the N w York Stock Exchange. Upon information and belief, plaintiff believes that there are more than 1,000 members of the Class;

        b.           Plaintiff s claims are typical of the claims of the other members of the Class, as plaintiff and the members of the Class purchased Seitel shares and sustained damages as a result of Defendants' wrongful conduct complained of herein;

                    c.           Plaintiff is a representative party who will fairly and adequately protect the interests of the other members of the Class and has retained counsel competent and experienced in class action securities litigation. Plaintiff has no interests antagonistic to, or in conflict with, the Class she seeks to represent;

                    d.           A class action is superior to other available methods for the fair and efficient adjudication of the claims asserted herein. As the damages suffered by individual Class members may be relatively small, the expense and burden of individual litigation make it virtually impossible for the Class members individually to redress the wrongs done to them. The likelihood of individual Class members prosecuting separate claims is remote;

                    e.           The questions of law and fact common to the members of the Class predominate over any questions affecting individual members of the Class. The questions of law and fact which are common to plaintiff and the Class include, among others:

                              i.           whether the federal securities laws were violated by Defendants' acts as alleged herein;

                              ii.           whether statements made by Defendants to the investing public during the Class Period misrepresented material facts about the business, operations, financial statements of Seitel; and

                              iii.           to what extent the members of the Class have sustained damages and the proper measure of damages.

          21.           A class action is superior to all other available methods for the fair and efficient adjudication of this controversy since joinder of all members is impracticable. Furthermore, as the damages suffered by individual Class members may be relatively small, the expense and burden of individual litigation make it impossible for members of the Class to individually redress the wrongs done to them. There will be no difficulty in the management of this action as a class action.

SUBSTANTIVE ALLEGATIONS

Background

          22.           Seitel is organized into three operating groups. Specifically, the Seismic Data Group markets licenses to seismic data from Seitel's library to the oil and gas industry .The Seitel solutions Group develops software to enable customers to access and interact with Seitel's seismic data library via the Internet. The Exploration and Production Group engages in the exploration for and production of oil and gas. The Seismic Data Group forms the core of Seitel, generating approximately 80% of the Company's total revenue.

          23.           According to Seitel's Annual Report on Form 10-K, which was filed with the SEC on April 4, 2002, "[t]he Company owns and licenses what it believes to be the largest nonproprietary onshore seismic data library in North America as well as one of the largest offshore seismic data libraries and initiates new seismic data through multi-client shoots with oil and gas companies."

          24.           Seismic data consists of geological information collected on land by trucks with equipment that vibrates the ground, and in the water by ships that send electronic or air detonations through the water to the ground below. Oil and gas companies use seismic data as an essential tool to locate hydrocarbons because such geological information significantly increases drilling success rate and reduces the costly occurrences of dry holes. To obtain seismic data and build its library, Seitel conducts its own seismic surveys and buys existing seismic data from other companies.

          25.           Since its inception in 1982, Seitel aggressively increased its annual sales. The Company's annual sales grew from a few million dollars to well over $100 million by the late 1990' s. As part of its strategy for aggressive sales growth, Seitel traditionally tied the compensation of its top executives and directors to revenue and earnings.

          26.           Seitel agreed in 2000 to pay defendants Frame and Pearlman base salaries of $444,878 and $428,437, respectively, plus substantial annual bonus payments that are conditioned upon Seitel's achievement of certain numerical criteria. Specifically, in order for defendants Frame and Pearlman to receive the annual bonuses, they were required to help Seitel achieve the pre-tax profit threshold for the year .The annual pre-tax profit threshold was established at $10 million for 2000 to 2002, $12 million for 2003 to 2007, and $14 million for 2008 and thereafter. Upon achievement of the pre-tax profit threshold, defendants Frame and Pearlman would be entitled to receive about 3% of Seitel's pre-tax profit. Seitel further agreed to pay defendant Frame an annual bonus of1 % of the Company's annual sales in excess of$30 million, upon achievement of the pre-tax profit threshold.

          27.           The compensation for defendant Valice, Seitel's Chief Financial Officer, was similarly based on the Company's profitability and revenue growth. Pursuant to an agreement with Seitel that became effective on January 1, 1993, defendant Valice received $266,667 of base salary from the Company in 2000, plus an annual bonus of 2% of the Company's pre-tax profit up to $125,000, and an additional amount as determined by the Company's Board of Directors.

          28.           In 2000, Frame was paid approximately $5.0 million in cash and common stock consideration; Pearlman was paid approximately $4.6 million in cash and common stock consideration; and Valice was paid approximately $1.3 million cash compensation, based on their executive agreements to be paid bonuses and commissions based on inflated reported revenue and net income. In addition, in 2000, Frame was granted 140,000 stock options; Pearlman was granted 153,000 stock options; and Valice was granted 30,000 stock options. Comparable data on defendant Kendrick was not reported by the Company.

          29.           Seitel's predication of bonuses on reported earnings fueled suspicion and drew criticism about certain aspects of the Company's accounting practices. A June 14, 1999 article in Barron's criticized Seitel's accounting for certain data swap transactions. Defendant Pearlman immediately wrote a letter to Barron's, which was published on June 21, 1999, strongly denying the points made in the article. Defendant Pearlman stated inter alia that "Seitel has consistently followed proper conservative accounting principles" and that "Seitel is very mindful of its responsibility to be fair, honest and accurate in its financial reporting."

          30.           On December 3,1999, the staff of the SEC issued Staff Accounting Bulletin 101 "), Revenue Recognition in Financial Statements, which reiterated the long-held principles that revenue should not be recognized until earned and that revenue is generally not earned until "delivery has occurred or services have been rendered." SAB 101 also summarized certain of the staffs views in applying GAAP to revenue recognition in financial statements to ensure that, registrants were in compliance with the SEC's interpretation of GAAP. Compliance with SAB 101 was to be applied prospectively, beginning no later than the fourth quarter of 2000, unless the registrant "ha[d] not previously complied with GAAP."

Materially False And Misleading Statements

          31.           To meet the numerical criteria for vast bonuses and reap huge profits through insider trading, the Individual Defendants during the Class Period (a) manipulated Seitel's revenues and earnings in violation of GAAP (including SAB 101), (b) caused the issuance of materially false and misleading statements about the Company's financial results and performance, and (c) successfully deceived analysts and public investors by disseminating manipulated and falsified information about the Company. Each of the following statements concerning Seitel' s financial condition and results of operations were materially false and misleading inasmuch as Seitel's true accounting practices were undisclosed, aggressive rather than conservative and, in reality, not in conformity with GAAP.

          32.           On July 13, 2000, the beginning of the Class Period, in a press release disseminated over PRNewswire, the Company announced its expected financial results for the second quarter ended June 30, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

Seitel, Inc. (NYSE: SET), announced today that second quarter 2000 seismic revenue is expected to exceed $33 million, an increase of approximately 48% over first quarter 2000 results. Strong second quarter revenue was driven by projected record library sales of $22 million, a 97% increase in seismic data library sales over first quarter 2000 results. Total revenue is expected to exceed $39 million including oil and gas operations. Based on higher than expected revenue, earnings from operations before the restructuring charge will exceed the current consensus estimates of $0.1 per share.

          33.           On July 13,2000, subsequent to the issuance of the press release, TheStreet.com reported that shares of Seitel's common stock jumped nearly 17% [to 10 5/8 after the Houston-based company said it expected to exceed Wall Street's forecasts for its second-quarter earnings." The article further reported that Allen Brooks, an industry analyst at CIBC World Markets, "sharply increased his second-quarter earnings estimates to 22-cents-a-share after the company's announcement" and maintained a "buy" recommendation for the Company's stock.

          34.           On August 3, 2000, in a press release disseminated over PRNewswire, the Company announced its financial results for the quarter ended June 30, 2000. The press release, which highlighted "exceptionally strong" revenue from seismic data licenses, stated, in relevant part, that:

Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that its 2000 second quarter income per share before the non-recurring charge increased 20% year over year to $0.24 per diluted share compared with $0.20 per diluted share in the same period last year. Second quarter 2000 results were led by exceptionally strong seismic library sales that increased to $22.1 million versus $11.2 million in first quarter 2000 and exceeded the previous record quarter of $18.5 million in second quarter 1999. In addition Seitel has started to commit capital to new multi-client data initiation shoots that should positively impact future results.

* * *

Revenue from Seitel's seismic division increased 15% year over year to $34.0 million versus $29.5 million and increased 48% sequentially over first quarter 2000.

* * *

Net income in the 2000 second quarter before the non-recurring charge was $5.6 million, equal to $0.24 per basic and diluted share, up from $4.9 million, $0.20 per both basic and diluted share, in the year earlier period. Net income for second quarter 2000 after the non-recurring charge was $1.9 million, $0.08 per share both basic and diluted EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) before the non-recurring charge amounted to $30.5 million or $1.28 per diluted share, up 19% from second quarter 1999 EBITDA of $25.7 million, or $1.03 per diluted share. Commenting on second quarter earnings, Mr. Frame said, "We have weathered the storm of the past twelve months and are well positioned both financially and strategically to benefit from current increases in seismic activity .The recent increase in inquiries for new data initiation combined with rising library sales has made us optimistic about revenue and earnings growth for the remainder of the year."

          35.           On August 14, 2000, the Company filed its Form 10-Q for the quarter ended June 30,2000 with the SEC. The Form 1 O-Q repeated the financial results reported above and was signed by defendants Frame, Valice and Kendrick. The Form 10-Q also represented that Seitel's financial statements were prepared in conformity with GAAP for interim financial information and with the instructions of Regulation S-X. Defendants also referred readers to the December 31, 1999 financial statements and notes thereto for further information about the preparation of the financial statements contained within the August 14,2000 Form 10-Q:l

The accompanying unaudited financial statements have been prepared in accordance with [GAAP] for interim financial information and with the instructions of Regulation S-X...For further information, refer to the financial statements and notes thereto for the year ended December 31, 1999 contained in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission.

          36.           The foregoing statements were materially false and misleading for inter alia, the following reasons:

                    a.           Defendants failed to disclose that the Company licenses data from its data library fall under four basic forms of contracts. Under the first, the customer licenses and selects data from the data library at the time of contracting. Under the second, called "review and possession" contracts, the customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. The data not selected for long-term licensing must be returned to the Company at the end of the review period. Under the third, called "library card" contracts, the customer initially receives only access to data. The customer may then select specific data, from the collection of data to which it has access, to hold long-term under its license agreement. The lengths of the selection periods vary. Under the fourth, called "review only" contracts, the customer obtains rights to review a certain quantity of data for a limited period of time, but does not obtain the right to select specific data to hold long term. These facts (and the different accounting treatments for the forms of contracts require by GAAP) were not disclosed until the April 4, 2002 filing of Seitel's Annual Report on Form 10-K for the year ended December 31, 2001.

-----------------

1           In its Annual Report on Form 10-K for the year ended December 31, 1999, Seitel stated the following concerning revenue recognition from seismic data licensing agreements:

Revenue from seismic data licensing agreements is reorganized when each seismic data program is available for use by the licensees, and is presented net of revenue shared with other entities...Revenue received in advance of being earned is deferred until earned.

        b.           Defendants failed to disclose adequately the Company's revenue recognition policy with respect to the four basic forms of contracts noted above. Specifically, Defendants failed to disclose that the Company recognized revenue on certain data licensing contracts prior to specific data having been selected by and delivered to the customer, i.e., while the customer was still deciding which data to lease among the seismic data offered for lease by Seitel. Moreover, Defendants failed to disclose that the Company recorded as revenue payments received on joint data acquisition projects. As detailed further in para. 77, GAAP requires the disclosure of all significant accounting policies.

                    c.           Seitel's financial statements were not prepared in a conservative manner but rather were prepared in an aggressive manner in that (i) revenue was recognized prior to specific data having been selected by and delivered to the customer, and (ii) the Company recorded as revenue payments received on joint data acquisition projects.

                    d.           As detailed further in para. 77, the financial statements were not prepared in conformity with GAAP because (1) Seitel recorded revenue on certain data licensing contracts prior to specific data having been selected by and delivered to the customer, and (2) Seitel improperly recorded as revenue, rather than as a reduction of an asset, payments received on joint data acquisition projects.

                    e.           Defendants' statements concerning revenue and earnings growth projections and optimism for the future were without basis because revenue and earnings were being calculated in a manner not in conformity with GAAP.

          37.           On September 26, 2000, in a press release. disseminated over PRNewswire, the Company announced that it had bought back shares of its common stock, asserting that the stock was undervalued:

Seitel, Inc. (NYSE: SEI), announced today that it had repurchased approximately, 16,800 shares in the open market on September 25, 2000 at an average price of $13.50 per share. We are utilizing cash flow generated by record library sales in 2000 to buy Company's stock in the open market. Given the price of our stock, which we believe is undervalued versus that of our peer group our strong cash flow generation, and our solid financial position, the company will continue to repurchase stock in the open market from time to time.

          38.           On October 17, 2000, in a press release disseminated over PRNewswire, the Company announced its expected financial results for the quarter ended September 30, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

Seitel, Inc. (NYSE: SEI; TSE: OSL), announced today that third quarter 2000 seismic revenue is expected to exceed $38.5 million, an increase of 96% over third quarter 1999 result and a 14% increase over second quarter 2000. Record third quarter revenue was driven by projected library sales of over $32 million, a 173% increase over third quarter 1999 seismic library sales, and a 47% increase over second quarter 2000...Total Seitel revenue is expected to exceed $44.5 million, the highest ever recorded in company history. Based on higher than expected revenue, earnings from operations will exceed the current consensus estimate of $0.27 per share.

          39.           On October 20, 2000, in reliance on the truth and accuracy of Defendants' public statements, Jeffrey Freedman of Prudential Securities reiterated Seitel's stock as a "strong buy" and raised the price targets for Seitel to $25 from $20 per share.

          40.           On November 2, 2000, in reliance on the truth and accuracy of Defendants' public statements, Allen Brooks of CIBC World Markets reiterated his "buy" rating on Seitel common stock, noting "we were pleasantly surprised by the acceleration in [Seitel's] seismic data library sales."

          41.           On November 14, 2000, the Company filed its Form 10-Q for the quarter ended September 30, 2000 with the SEC. The Form 10-Q repeated the financial reported above and was signed by defendants Frame, Valice and Kendrick. The Form 10-Q also represented that the Company's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X. Defendants also referred readers to the December 31, 1999 financial statements and notes thereto for further information about the preparation of the financial statements contained within the November 14, 2000 Form 10-Q.

          42.           On December 7, 2000, in a press release disseminated over PRNewswire, the Company announced further stock buybacks, asserting that the stock was undervalued:

Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that it had repurchased approximately 111,000 shares in the open market during the last week of November at an average price of $14.45 per share. Total stock purchases since the buyback plan inception in December 1997 has totaled 1,010,100 shares at a cost of approximately $11 million. The current stock repurchase authorization allows the company to repurchase $25 million of stock. Seitel plans to continue to buyback its own shares in the open market from time to time, based on its belief that the stock is undervalued rela1ive to its peer group. The company is funding the current stock purchase program by utilizing free cash flow generated by record seismic data library sales.

    43.           On January 2,2001, Standard and Poor's included Seitel in its equity research analysts' best stock picks for 2001 ("S&P Power Picks 2001").

          44.           On January 17, 2001, Seitel was rated a "strong buy" in new coverage by analyst Michael Cohen at First Albany Corp. The 12-month price target was $30.00 per share.

          45.           On January 22, 2001, Allen Brooks of CIBC World Markets noted:

Seitel's stock dropped by 16.6% during January 18 and 19 due the downgrade of oil service stocks by a competitor and surprise 4QOO negative earnings announcement, lower 2001 guidance and substantial write-off taken by a high-profile seismic contractor/competitor. We believe none of the later events should have any impact on Seitel, and we consider this an attractive buying opportunity.

          46.           On February 15~ 2001, in a press release disseminated over PRNewswire, the Company announced its expected financial results for the quarter and year ended December 31, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that fourth quarter 2000 seismic revenue exceeds $43.0 million, an increase of 65% over fourth quarter 1999 results and a 13% increase over third quarter 2000. Record fourth quarter revenue as driven by library sales of over $34 million, an 87% increase over fourth quarter 1999 seismic library sales, and a 6% increase over third quarter 2000... Total Seitel revenue exceeds $50.0 million, the highest quarter ever recorded in company history .Based on report d revenue, earnings from operations are expected to meet or exceed e current consensus estimate of $0.35 per share.

Paul Frame, President and Chief Executive Officer, stated, "We are pleased with the fourth quarter and full-year results for the company. The resurgence of oil and gas exploration experienced in the latest three quarters has increased the demand for Seitel's seismic data library and has had a positive impact on revenue and earnings per share. Fourth quarter library sales once again increased both sequentially and in year over year comparisons. Given the current levels of industry activity, we are optimistic about fiscal 2001 and comfortable with the current Wall Street earnings estimates of $1.30 per share of 2001 and $1.65 per share for 2002.

          47.           On February 15, 2001, Allen Brooks at CIBC World Markets reiterated Seitel's common stock a "buy."

          48.         On February 26, 2001, Merrill Lynch Capital Markets initiated coverage of Seitel with an "Accumulate/Buy."

          49.           On March 5, 2001, in a press release disseminated over PRNewswire, the Company announced its financial results for the fourth quarter and year ended December 31, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced better than expected earnings today for fourth quarter 2000, driven by a third consecutive quarter of record library sales and higher operating margins. Fourth quarter 2000 net income totaled $8.8 million ($0.35 per diluted share based on 25.1 million shares outstanding) compared with net income of $2.9 million ($0.12 per diluted share based on 24.0 million shares outstanding) in fourth quarter 1999. Fourth quarter 2000 results included a non-recurring $0.02 per diluted share charge relating to expenses from the delayed Initial Public Offering (IPO) of DDD Energy. Fourth quarter 2000 revenue totaled $0.5 million, up 57% versus fourth quarter 1999 revenue of $32.1 million. Income before tax was $13.0 million, more than double the fourth quarter 1999 pre-tax income of $5.5 million. "The fundamental change that occurred in the seismic library business last June continues to gain momentum and positively impact our earnings and cash flow year-end, demand for new data creation was increasing and DDD Energy had one of its best quarters in recent years. We expect production volumes to increase in the first quarter. Seitel solutions continues to move forward digitizing seismic data and creating its web-based product. In addition, we are currently bidding on several seismic databases that would be accretive to earnings. In summary, we are starting to hit on all cylinders," state Paul A. Frame, President and Chief Executive Officer.

In the fourth quarter of 2000, revenue from Seitel's seismic division increased 65% to $43.6 million versus $26.4 million in fourth quarter 1999.

EBITDA (earnings before interest, taxes , depreciation and amortization) for the fourth quarter of 2000 amounted to $37.5 million or $1.49 per diluted share, versus fourth quarter 1999 EBITDA of $23.5 million, or $0.98 per diluted share.

Commenting on fourth quarter and full year results, Mr. Frame stated, "We are pleased with the fourth quarter and full-year results for the company. The resurgence of oil and gas exploration experienced in the latest three quarters has increased the demand for Seitel's seismic data library and has had a positive impact on revenue and earnings per share. Fourth quarter seismic library sales once again increased both sequentially and in year over year comparisons. Given the current levels of industry activity, we are optimistic about fiscal 2001 and comfortable with the current Wall Street earnings estimates of $1.30 per share of 2001 and $1.65 per share for 2002."

For full year 2000, revenue totaled $16.8 million, up 27% from $128.7 million a year ago. Income from core operations reached $24.7 million, up 70% versus last year's $14.5 million. Earnings per diluted share totaled $1.03 per diluted share versus $0.60 per diluted share last year. Full year 2000 results are before the second quarter restructuring charge and the fourth quarter delayed IPO expense. The full year 1999 results are from core operations (seismic marketing and oil and gas), before the effect of equity in loss of affiliate and impairment due to dividend distribution of affiliate.

    50.           On March 6, 2001, Allen Brooks at CIBC World Markets reiterated his "buy" rating on Seitel, noting "record revenue in .the quarter was driven by strong seismic data library sales."

          51.           On March 19, 2001, Merrill Lynch Capital Markets reiterated its "Accumulate/Buy" rating on Seitel, stating "[w]e have been in contact with [Seitel] management and other industry sources and we believe that fundamentals/financials of the company are strong." The report further noted, "[w]e believe the 8% drop in (Seitel stock price] offers an excellent opportunity for investors to accumulate shares."

          52.           On Apri12, 2001, the Company filed its Form 10-K for the year ended December 31, 2000 with the SEC. The Form 10-K repeated the financial resulted announced above and was signed by defendants Frame, Valice, Kendrick and Pearlman. The Form 10-K failed to describe adequately disclose the Company's revenue recognition policy for the four types of data licensing contracts, failing specifically to mention that revenue was recognized on certain data licensing agreements prior to the customer having selected and been delivered specific data and failing further to mention that revenue was recorded on cash payments received from partners in joint data acquisition agreements. The Form 10-K also represented that the Company's revenue recognition policy was as follows:

Revenue from the creation of new seismic data is recognized in accordance with the percentage-of-completion method of accounting based upon survey costs incurred to date as percentage of total estimated survey costs. Revenue from seismic data licensing agreements is recognized when each seismic data program is available for use by the licensees, and is presented net of revenue shared with other entities. Revenue received in advance of being earned is deferred until earned.

In certain cases, the Company grants seismic licenses to third parties for data to be used in their operations (not for resale) in exchange for exclusive ownership of seismic data from the third party .The Company recognizes revenue for the licenses granted and records a data library asset for the seismic data acquired. These transactions are accounted for as non-monetary exchanges and are valued at the fair market value of such licenses based on values realized in cash transactions with other parties for similar seismic data.

The Company uses the sales method of accounting for its natural gas revenues. Under this method, revenues are recognized based on actual volumes of gas sold to purchasers. The volumes of gas sold may differ from the volumes to which the Company is entitled based on its interests in the properties, which historically, has not been significant.

    53.           The Form 10- K represented that the financial statements contained therein were prepared in accordance with GAAP .The Company also represented in Note A to the financial statements contained in Form 10-K that the Company had implemented SAB 101:

          In December 1999, the staff of the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 outlines the basic criteria that must be met to recognize revenue, and provides guidelines for disclosure related to revenue recognition policies. This guidance was required to be implemented in 2000. The Company implemented SAB 101 as of October 1, 2000 without a material impact on the quarterly or annual results of operations.

          54.           The foregoing statements were materially false and misleading as described in para. 36, supra. Moreover, they were materially false and misleading in that, contrary to Defendants' affirmative statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000), Seitel had not properly done so.

          55.           On May 2, 2001, in a press release disseminated over PRNewswire, the Company announced its financial results for the quarter ended March 1, 2001. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced better than expected earnings today for first quarter 2001, driven by strong library sales, higher data initiation revenue, increased oil and gas revenue and strong operating margin. First quarter 2001 net income totaled $7.5 million ($0.29 per diluted share based on 26.3 million shares outstanding) compared with net income of $2.5 million ($0.11 per diluted share based on 23.7 million shares quarter 2000.

First quarter 20.0 I revenue totaled $49 0 million, up 72% versus first quarter 2000 revenue of$28.4 million. Income before tax was $11.9 million, a three-fold increase over first quarter 2000 pre-tax income of $3.9 million. "The fundamental change that occurred in the seismic library business last June continues to gain momentum and positively impact our earnings and cash flow generation. The first quarter 2001 results also marked an increase in data initiation revenue to $11.5 million, a gain of 23% over the $9.3 million reported in fourth quarter 2000. In addition, operating margins in the first quarter were 30%, the third consecutive quarter at or above the 30% threshold. Seitel solutions continues to move forward on its web-enabled global information management system (Seitel Solutions Data Control System -SSDCS) and we continue to opportunistically acquire seismic data libraries that should be accretive to earnings. In summary, the people, the business model, and the resources are in place to achieve our growth initiatives," stated Paul A. Frame, President and Chief Executive Officer.

In the first quarter of 2001, revenue m Seitel's seismic division increased 78% to $40.9 million versus 23.0 million in first quarter 2000.

* * *

EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2001 amounted to $36.1 million or $1.38 per diluted share, versus first quarter 2000 EBITDA of$ 20.1 million, or $0.85 per diluted share.

Commenting on first quarter results, Paul A. Frame, President and CEO stated, "We are pleased with the first quarter results and the year over year growth experienced by the Company. The strong demand for seismic library data experienced in the latest four quarters is now expanding into the new data initiation market. Given the current levels of industry activity, we remain optimistic about fiscal 2001 earnings and are comfortable with the current Wall Street earnings estimates of $1.30 per share for 2001 and $1.65 per share for 2002."

    56.           On May 2, 2001, Merrill Lynch Capital Markets reiterated its "Accumulate/BUY" rating on Seitel and raised its 2001 earnings per share estimate to $1.34 based on reported first quarter results beating its first quarter estimate.

          57.           On May 15,2001, the Company filed Form 10-Q for the quarter ended March 31,2001 with the SEC. The Form 10-Q repeated the financial results announced above and was signed by defendants Frame, Valice and Kendrick. The Form 10-Q also represented that the Company's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X. e Form 10-Q also incorporated by reference the December 31,2000 financial statements and notes thereto:

The accompanying unaudited financial statements-have been prepared in accordance with [GAAP] for interim financial information and with the instructions of Regulation S-X. ...For further information refer to the financial statements and notes thereto for the year ended December 31, 2000 contained in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission.

    58.           The foregoing statements were materially false and misleading as described in para. 36, supra. Moreover, they were materially false and misleading in that, contrary to Defendants' affirmative statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000), Seitel had not properly done so. As noted in para. 60, supra, Seitel's affirmative statement concerning the implementation of SAB 101 was made in the notes to the December 31, 2000 financial statements; readers of the May 15,2001 Form 10-Q were specifically referred to the December 31, 2000 financial statements and the notes thereto.

          59.           On August 14,2001, in a press release disseminated over PRNewswire, the Company announced its financial results for the quarter ended June 30, 2001. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

Seitel, Inc. (NYSE: SEI; Toront9: OSL) announced second quarter 2001 earnings before non-cash oil and gas impairment of$5 .8 million ($0.22 per diluted share based on 26.3 million shares outstanding) compared with earnings before restructuring charge of $5.6 million ($0.24 per diluted share based on 23.8 minion shares outstanding) in second quarter 2000. Seitel also announced t its second quarter revenue, earnings before impairment and EBITDA are up over last year.

* * *

Second quarter 2001 revenue totaled $43.4 minion, up 8% versus second quarter 2000 revenue of $40.1 million. Income before the oil and gas impairment and taxes was $9.3 minion, an increase over second quarter 2000 income before [a] restructure charge and taxes of $8.6 million. "The North American seismic data library markets remain strong as sales in the United States, both onshore and offshore exceeded company expectations during the quarter," stated Mr. Frame.

* * *

In the second quarter of 2001, revenue from Seitel's seismic division increased 11% to $37.6 minion versus $34.0 minion in second quarter 2000.

EBITDA (earnings before interest, I taxes, depreciation, depletion and amortization) for the second quarter of 2001 amounted to $32.1 minion or $1.22 per diluted share, versus second quarter 2000 EBITDA of $30.5 million, or $1.28 per diluted share.

Commenting on second quarter results, Mr. Frame stated, "The strong revenues and profitability of the company, notwithstanding these temporary difficulties, indicate that the prospects for future revenue and earnings growth are excellent. With the nation's renewed focus on developing new and productive energy sources, demand for seismic data remains strong in Canada and indeed in all of North America. With the appointment of a new President at Olympic Seismic, we are confident that the shortfall experienced in the second quarter can be substantially recovered in the future,"

          60.           On August 14, 2001, the Company filed its Form 10-Q for the quarter ended June 30, 2001. The Form 10-Q repeated the financial results announced above and was signed by defendants Frame, Valice and Kendrick. The Form 10-Q also represented that the Company's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X, The Form 10-Q also incorporated by reference the December 31, 2000 financial statements and notes thereto.

          61.           The foregoing statements were materially as described in para. 36, supra. Moreover, they were materially false and misleading in that, contrary to Defendants' affirmative statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000), Seitel had not properly done so. As noted in para. 60, supra, Seitel's affirmative statement concerning the implementation of SAB 101 was made in the notes to the December 31, 2000 financial statements; readers of the August 14, 2001 Form 10-Q were specifically referred to the December 31, 2000 financial statements and the notes thereto.

          62.            On October 16, 2001, in a press release disseminated over PRNewswire, the Company issued a press release announcing that it had completed the first funding, totaling $82 million, of a $107 million private placement of three series of unsecured senior notes with institutional investors. In the press release, Frame stated "[w]hile our stock price continues to fall in sympathy with the rest of the oil field sector, our seismic business continues to experience revenue and earnings growth."

          63.           On November 14,2001, in a press release disseminated over PRNewswire, the Company announced its financial results for the quarter ended September 30, 2001. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced third quarter 2001 earnings, before non-cash oil and gas impairment, of $7.7 million ($0.31 per diluted share based on 25.0 million shares outstanding) compared with net income of $7.2 million ($0.30 per diluted share based on 24.4 million shares outstanding) in third quarter 2000. Seitel also announced that its third quarter revenue, earnings before impairment and EBITDA are up over last year. "The reported earnings represent a strong increase in sequential and year over year earnings results. Despite concerns in the energy patch due to commodity prices, demand for our seismic data continues to increase both in new data creation and in the library sales markets. Through the first nine months of fiscal 2001, library sales have increased 38% to $90.5 million versus $65.8 million last year. The cash generated through library sales, combined with the substantial use of data trades, has fueled the acquisition of additional libraries at attractive prices, taking advantage of market conditions. Fiscal 2001 has presented Seitel with tremendous opportunities to grow its library that should translate into accelerated growth in sales for the next several years," stated Paul Frame, President and Chief Executive Officer.

"Due to the current market environment, Seitel is able to obtain, for no cash, large volumes of proprietary seismic data previously not available for resale in exchange for licenses to existing Seitel data. Historically, Seitel has generated almost twice the value' of purchased data through future revenue from multiple resales, while also growing its library asset base. Seitel was able to obtain $39.4 million worth of seismic data library assets during the first nine months of 2001 in exchange for licensing its own data of the same value. Through the first nine months of 2001, a proximately 28% of revenue was generated through data trades. Overall, the data library asset has grown by 15% through the first nine months of 2001," continued Mr. Frame.

Third quarter 2001 revenue totaled $48.4 million, up 8% versus third quarter 2000 revenue of $44.8 million. Operating income, before the non-cash oil and gas impairment, was $16.5 million, an increase over third quarter 2000 operating income of $14.1 million.

In the third quarter of 2001, revenue from Seitel's seismic division increased 14%to $44.3 million versus $38.8 million in third quarter 2000.

* * *

EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) for the third quarter of 2001 amounted to $37.3 million or $1.49 per diluted share, versus third quarter 2000 EBITDA of $34.4 million, or $1.41 per diluted share.

Commenting on third quarter results, Mr. Frame stated, "Seitel continues to experience tremendous growth year over year as measured by revenue, EBITDA, earnings from operations, and assets. Our data library asset has grown 15% through the first nine months of fiscal 2001 through both the creation of new seismic data and the acquisition of existing seismic data libraries. These acquisitions are already contributing to our financials and are expected to be the drivers of growth for the next several years. The current industry environment has presented Seitel with several opportunities to grow its business. We expect to take an aggressive approach to the opportunities available to position the company or sustainable future growth."

          64.           On November 14,2001, the Company filed its Form 10-Q for the quarter ended September 30,2001 with the SEC. The Form 10-Q repeated the financial results announced above and was signed by defendants Frame, Valice and Kendrick. The Form 10-Q also represented that Company's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X. The Form 10-Q also incorporated by reference the December 31,2000 financial statements and notes thereto.

          65.           The foregoing statements were materially false and misleading as described in para. 36, supra. Moreover, they were materially false and misleading in that, contrary to Defendants' affirmative statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000), Seitel had not properly done so. As noted in para. 60, supra, Seitel's affirmative statement concerning the implementation of SAB 101 was made in the notes to the December 31, 2000 financial statements; readers of the November 14, 2001 Form 10-Q were specifically referred to the December 31, 2000 financial statements and the notes thereto.

The Truth Emerges

          66.           In early 2002, rumors about accounting improprieties at Seitel began circulating among Wall Street analysts.

          67.           On February 8,2001, A.G. Edwards announced that "due to our concern about the market's elevated sensitivity to accounting issues and increased levels of data library trades and financial risk, we are lowering our rating [on Seitel common stock] to Hold/Speculative." The research report referenced other "recent publications" that had expressed similar concerns.

          68.           On February 13,2002, The Wall Street Journal revisited the accounting issues about Seitel that were raised in the June 14, 1999 Barron's article. The Wall Street Journal observed that although the falling energy prices generally "sap exploration effort" and "often mean trouble for a company like Seitel," the Company's revenues and earnings had curiously been rising despite falling energy prices. In the same article, Seitel's Chief Opera1ing Officer Kevin Fiur attempted to refute the notion that Seitel's financial statements were not in conformity with GAAP: "Fiur adds that given the scrutiny accounting practices have come under light of Enron's collapse, Seitel' s board decided in December to hire accounting firm Grant Thornton LLP to review the work done by its auditing firm, Ernst & Young LLP. Fiur says Grant Thornton approved of Seitel' s accounting."

          69.           On April I, 2002, the end of the Class Period, in a press release disseminated over PRNewswire, the Company stunned the market when it announced it was restating financial results for the nine months ended September 30,2001 and for all of 2000 because it had "newly adopted more conservative and transparent accounting practices."

          70:           According to the April 1, 2002 press release, Seitel restated and reduced its revenue for the first nine months of 2001 by 30%, from $140.8 million to $98.1 million. The restatement for this period resulted in a net loss of $11.6 million rather than a previously reported net income of $2.8 million. For the year 2000, the Company restated and reduced its revenue by 15%, from $163.8 million to $138.3 million2. The restatement for this period resulted in a net loss of $2.5 million instead of net income of$20.4 million. Of the $68.2 million in revenue reductions, $50.8 million related to revenues improperly recognized under seismic data access and license agreements while $17.4 million related to revenue improperly recognized on certain joint data acquisition contracts as follows:

	As Reported	Adjustments for Data Licensing Agreements	Adjustments for Data Acquisition Agreements	Restated
Revenue

Nine months Ended 9/30/01	$140,775	(31,203)	(11,491)	$98,081
Year Ended 12/31/00	$163,811	(19,599)	(5,890)	$138,322
Net Income/ (Net Loss)
Nine Months Ended 9/30/01	$2,772	(10,577)	(3,792)	$(11,597)
Year Ended 12/31/00	$20,417	(21,073)	(1,853)	$(2,509)

          71.           The April 1, 2002 press release stated, in relevant part, that:

Seitel, Inc. (NYSE: SEI; Toronto: OSL), owner of one of the largest seismic data libraries in North America, today announced its fourth quarter and FY 2001 results. The Company also announced it is restating financial results for the first nine months of 2001, ended September 30, and for FY 2000, in large part based on newly adopted more conservative and transparent accounting practices.

Of the total of$68.2 million in revenue reductions over these two time periods through the restatement, $50. 8 million was the result of the Company's decision to adopt such conservative accounting practices with respect to revenues recognized under various seismic data access and license agreements --and all o these revenues will be deferred and recognized in future years; and $17.4 million pertained to a limited number of data acquisition projects, constituting just 5.7% of the total gross pre-restatement revenues of $304.6 million over the two time periods. .

* * *

Deferral of Revenues

As of December 31, 2001, the Company had deferred revenues of $97.3 million which will be recognized in subsequent years. Of this total, $49.6 million relates to cash transactions (56% of which has been collected) and $47.7 million relates to non-cash transactions. Further, this $97 .3 million balance consists of: (1) $56.9 million resulting from the net effect of adoption of more conservative accounting practices in 2000 and 2001; (2) $3 million in revenues relating to periods prior to FY 2000 (accompanied by a corresponding charge of $14.2 million after tax in the FY 2000 statement of operations); and (3) $4.4 million in existing deferred revenue as of December 31, 1999.

The timing of the recognition of this $97.3 million in deferred revenues in subsequent years is the earlier of selection of the data by the customer or the expiration of the selection period. If all revenues are recognized at the end of the expiration period, then revenues would be recognized at the latest as follow~: $25 million to be recognized in 2002, $19 million in 2003, $17 million in 2004, and $36.3 million in 2005 and thereafter.

"Library Card" Seismic Data Access and License Agreements: Conservative Accounting Treatment.

Regarding the seismic data access and license agreements, the Company reported a downward revenue adjustments of $19.6 million in FY 2000 (12% of total pre-restatement revenues) and $31.2 million (22% of total pre-restatement revenues) for the nine months ended September 30,2001. Such adjustments do not change the actual cash receipts of the Company.

* * *

Data Acquisition Contracts

Regarding t11e second category of r venues subject to downward adjustments, the Company, in consultation with its outside auditors, decided to reduce previously recognized revenues relating to certain data acquisition contracts in those instances in which the Company and the customer participated together in the provision of services to obtain new seismic data. Since the Company in these instances was not acting as the sole operator, it did not legally assume the entire risk of service. Thus, rather than recognizing as revenues payments received for the purchase of a license of the newly acquired data, the Company instead is using these customer payments to reduce the costs of the newly acquired data owned by the Company. Either way, upon completion of the acquisition, the Company has full ownership of the newly acquired data.

The restatement in connection with data acquisition projects reduced revenues by $5.9 million in FY 2000, or 4%, and $11.5 million, or 8%, for the first nine months of 2001, for a total for the two periods of $17.4 million, or 6%, over the two periods.

          72.           In the April 1, 2002 press release, Seitel admitted that the new accounting policies, which it purportedly adopted on the advice of its auditors, were more conservative. Seitel failed to acknowledge, however, that its previous revenue recognition policies were not in conformity with GAAP .The existence of a restatement belies Seitel' s failure to make this admission. Generally, a change from one generally accept accounting principle to another generally accepted accounting principle does not result in a restatement. By contrast, "a change from an accounting principle that is not generally accepted to one that is generally accepted is a correction of an error" which does require a restatement. See, Accounting, Principles Board Opinion No. 20, Accounting Changes, para. 7, 13, 18, and 19.

          73.           In the April 1, 2002 press release, Seitel stated that as a result of the restatement the Company was not in compliance with certain financial covenants as of September 30, 2001 and December 31, 2001, and that the Company was therefore not able to borrow under its line of credit facility.

          74.            Further, in the April 1, 2002 press release, Seitel announced that "Mr. Frame and the Company's Board of Directors are in discussions concerning changes to his compensation agreement with an intention to eliminate the payment of bonuses based on a percentage of top-line sales or revenues and, instead, pay such bonuses based on bottom-line performance criteria." In addition, the Company announced that it would accept a five-year promissory note from Defendant Frame for the repayment of certain bonus payments and commission payments which were advanced during 2001 in anticipation of the Company meeting an earnings threshold (if such bonuses and commissions were not earned in the future). The Company also announced that it would accept a similar five-year promissory note from Defendant Valice (if such bonuses and commissions were not earned in the future). Seitel did not announce any similar agreement with Defendant Pearlman.

          75.           On April 4, 2002, Seitel filed its Annual Report on Form 10-K for the year ended December 31, 2001. In this filing, Defendants described, to a much greater degree than previously disclosed, its business and accounting practices that gave rise to the restatement:

Historically, Seitel recognized revenue from the licensing of seismic data when it had a contract with its customer for a fixed sales price, a licensing agreement was in place, the seismic data was available for use by the customer, and collectibility of e sales price was reasonably assured. Under certain contracts, although a licensing agreement was in place, collectibility was reasonably assured, and access to the seismic data available was delivered to the customer, the customer was given time to select specific data from the data available to it to be held long-term under its licensing agreement. Under those contracts, delivery of data to the customer was, therefore, not required until a specific selection was made. In other cases, the customer was delivered seismic data to review and could select from among that data the specific data it wanted to hold long-term. With each of these types of contracts, specific data selections could be made over the term of the contract, which is typically two years. The accounting model described above has been consistently followed by the Company for these types of contracts and has also been followed by others in the seismic industry on similar types of data licensing contracts. This accounting model was not changed with the adoption of the Securities and Exchange Commission s Staff Accounting Bulletin No.101 (SAB 101), "Revenue Recognition in Financial Statements," in October 2000, because the Company and its auditors determined the SAB 101 guidance did not suggest a change in accounting policy.

* * *

The financial statements also reflect revisions for the amount and timing of revenue recognized under certain data acquisition contracts. In 2000 and 2001, the Company entered into certain acquisition contracts under which the Company and the customer participated in the acquisition services. Under these arrangements, the Company did not assume the sole risk of service throughout the acquisition process. The Company recognized revenue under these contracts consistent with its revenue recognition policies for acquisition contracts. Under these contracts, the Company has now determined that revenue previously recognized for amounts funded by customers should be used to reduce the Company's recorded cost o creating the seismic data. The Company continues to have sole o ownership of the newly created data.

    76.           The investing public relied on the truth d accuracy of Defendants' public statements during the Class Period, including the representation that Seitel had established conservative accounting principles. As a result of Defendant' materially false and misleading financial disclosures during the Class Period, as set forth herein, Seitel common stock traded at inflated prices.

Violations of GAAP

          77.           The foregoing statements regarding Seitel' s impressive financial results during 2000 and the first three quarters of2001 were materially false and misleading due, in part, to the fact that Seitel' s financial statements were not prepared in conformity with GAAP.

                    a.           GAAP are those principles recognized by the accounting profession and the SEC as the conventions, rules and procedures necessary to define accepted accounting practice at a particular time. SEC Regulation S-X (17 C.F.R. 2l0.4-01(a)(1)) states that financial statements filed with the SEC that are not prepared in conformity with GAAP are presumed to be misleading and inaccurate, despite footnotes or other disclosures. Seitel's financial statements were misleading and inaccurate because they were not prepared in conformity with GAAP.

                    b.           Specifically, Seitel's financial statements did not conform to a basic revenue recognition principle that a product should be delivered before revenue can be earned and then recognized. Seitel improperly recognized revenue on certain data licensing contracts prior to specific data having been selected by and delivered to the customer, i.e. while the customer was still deciding which data to lease among the seismic data offered for lease by Seitel, resulting in a $19.6 million overstatement of revenue for 2000 and a $31.2 million overstatement of revenue for the first three quarters of 2001. Seitel thereby violated, inter alia, the following provisions of GAAP:

                                        i.           Statement of Financial Accounting Standards No.5, Recognition and Measurement in Financial Statements of Business Enterprises, para. 83, which states that in order to recognize revenue it must be both realized or realizable and earned, and that revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues, and para. 84 which, states that "the two conditions... are usually met by the time the product or merchandise is delivered on the services are rendered to customers."; and

                                        ii.           SEC Staff Accounting Bulletin No.101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes the SEC staff's view in applying existing guidance on revenue recognition to various fact patterns. SAB 101 reiterates that delivery generally is required prior to revenue recognition and elaborates that "delivery generally is not considered to have occurred unless the product is delivered to the customer's place of business or another site specified by the customer." (All exception to the general rule may be when the customer has requested that delivery be delayed (commonly known as bill-and-hold transactions), but even then there must be a fixed schedule for delivery.) SAB 101 made clear, moreover, that when a company receives a non-refundable fee ostensibly for conveyance of a license or other intangible right, revenue must be deferred if the fee does not represent the culmination of the earnings process. Compliance with SAB 101 was to be applied prospectively, beginning no later than the fourth quarter of 2000, unless the registrant "ha[d] not previously complied with GAAP , for example, by recording revenue prior to product delivery that did not comply with the applicable bill-and-hold guidance," in which case previously issued financial statements should be restated.

                    c.           Moreover, Seitel improperly recognized as revenue certain payments received in joint endeavors to acquire data, resulting f a $5.9 million overstatement of revenue for 2000 and a $11.5 million overstatement of revenue for the first three quarters of 2001. The payments received did not represent revenue earned but, in fact, represented a reduction of Seitel's cost of acquiring data. Seitel should have recorded the payments received as a reduction of the cost 9f the seismic data library .The seismic data library is an asset that is amortized (expensed) over a period of years rather than, immediately. Therefore, if the payments received were recorded properly, the effect would have been to increase net income over a period of years rather than immediately.

                    d.           Further, Seitel failed to adequately disclose its accounting policy for revenue recognition, in violation of GAAP and Accounting Principles Board Opinion No. 22, Disclosure of Accounting Policies, which notes that "information about the accounting policies adopted by a reporting entity is essential for financial statement users" and requires that "a description of all significant accounting policies of the reporting entity [] be included as an integral part of the financial statements."

SCIENTER

          78.           As illustrated by the Individual Defendants' positions with the Company, they had, and used their influence and control to further the scheme alleged herein. The Individual Defendants had broad responsibilities which included communicating with the financial markets and providing the markets with financial results. The Individual Defendants were privy to and directed the making of financial projections and results. By making misleading statements contained herein the Individual Defendants knew that they would artificially inflate the value of the Company's securities. Defendants' actions in doing so resulted in damage to plaintiff and the Class.

          79.            As Chief Financial Officer of Seitel, Defendant Valice, in conjunction with her direct supervisors, Defendants Frame and Pearlman, was responsible for the preparation of Seitel's financial statements and for ensuring that the periodic reports filed with the SEC containing such financial statements complied fully with the disclosure requirements of the federal securities laws. The Individual Defendants signed and/or reviewed Seitel's SEC filings containing the Company's financial results, as alleged herein. Because the premature recognition of revenue is a departure from -the general rule of GAAP (see FASB. Statement of Concepts No.5, para. 77), the Individual Defendants -persons responsible for preparation and filing of Seitel s financial statements -had the responsibility to verify underlying facts of any publicly released financial statements. In addition, given the pervasiveness of the accounting irregularities acknowledged by the Company, the Individual Defendants as senior executive officers and directors of the Company, knew of, approved or recklessly ignored the improper conduct complained of here in. 80. The Individual Defendants were motivate1, in part, to materially misrepresent I Seitel's financial results and performance so that they could meet and satisfy the pre-tax profit threshold established for substantial bonus payments.

          81.           The Individual Defendants were further motivated to artificially inflate the Company's stock price in order for them to sell $10,324,099 of the Company's common stock at artificially high prices, reaping tremendous profits:

	Date	No. shares	Price	Proceeds

Defendant Valice sold:	3/13/01	25,000	$23.00	$ 575,000
	5/30/01	500	$19.00	$ 9,500

Defendant Frame sold:	12/20/00	52,800	$17.10	$ 894,039
	06/18/01	55,000	$16.09	$ 884,700
	11/30/01	16,000	$11.95	$ 191,120
	12/03/01	34,000	$11.99	$ 407,820

Defendant Kendrick sold:	12/18/00	20,000	$17.38	$ 347,500

Defendant Pearlman sold:	10/24/00	30,000	$16.88	$ 506,250
	12/19/00	38,300	$17.42	$ 667,219
	02/26/01	98,526	$18.88	$1,860,000
	03/13/01	150,548	$21.06	$3,170,000
	05/15/01	30,800	$19.48	$ 599,951

APPLICABILITY OF PRESUMPTION OF RELIANCE:
FRAUD-ON-THE-MARKET DOCTRINE

          82.           At all relevant times, the market for Seitel s securities was an efficient market .for the following reasons, among others:

                    (a)           Seitel's stock met the requirements for listing, and was listed and actively traded on the NYSE, a highly efficient and automated market;

                    (b)           s a regulated issuer, Seitel filed periodic public reports with the SEC and the NYSE;

                    (c)           Seitel regularly communicated with public investors via established market communication mechanisms, including through regular disseminations of press releases on the national circuits of major newswire services and through other wide-ranging public disclosures, such as communications with the financial press and other similar reporting services; and

                    (d) Seitel was followed by securities analysts employed by major brokerage firms who wrote reports which were distributed to the sales force and certain customers of their respective brokerage firms. Each of these reports as publicly available and entered the public marketplace.

          83.           As a result, the market for Seitel common stock promptly digested current information regarding the Company from all publicly available sources and reflected such information in Seitel's common stock price. Under these circumstances, all purchasers of the Company's common shares during the Class Period suffered similar injury through their purchase of shares at artificially inflated prices and a presumption of reliance applies.

INAPPLICABILITY OF STATUTORY SAFE HARBOR

          84.           The statutory safe harbor provided for forward-looking statements under certain circumstances does not apply to any of the allegedly false state1ents pleaded in this Complaint. The statements alleged to be false and misleading herein all relate to then-existing facts and conditions. In addition, to the extent certain of the statements alleged to be false may be characterized as forward-looking, they were not identified as "forward-looking statements" when made, there was no statement made with respect to any of those representations forming the basis of this Complaint that actual results "could differ materially from those projected," and there were no meaningful cautionary statements identifying relevant important factors that could cause actual results to differ materially from those in the purportedly forward-looking statements. Alternatively, to the extent that the statutory safe harbor does apply to any forward-looking statements pleaded herein, Defendants are liable for those false forward-looking statements because at the time each of those forward-looking statements was made, Defendants had actual knowledge that the particular forward-looking statement was false.

          85.            The statutory safe harbor provided for forward-looking statements under certain circumstances, moreover, does not apply to false statements or material" omissions of existing facts.

AS AND FOR A
FIRST CLAIM FOR RELIEF
(Against all Defendants
Under Section 10(b), Exchange Act
and SEC RULE lOb-5)

          86.           Plaintiff repeats and realleges each and every allegation above, as if set forth in full herein.

          87.           Throughout the Class Period, Defendants, individually and in concert directly or indirectly, engaged in a common plan, scheme and course of conduct described herein, pursuant to which they knowingly or recklessly engaged in acts, transactions, practices and a course of business which operated as a fraud upon plaintiff and the other members of the Class; made various false statements of material facts and omitted to state material facts to make the statements made not misleading to plaintiff and the other members of the Class; and employed manipulative or deceptive devices and contrivances in connection with the purchase and sale of Seitel stock.

          88.           The purpose and effect of Defendants' plan scheme and course of conduct were to artificially inflate the price of Seitel' s stock and to artificial maintain the market price of Seitel securities.

          89.           The Individual Defendants, who are the top officers of the Company, had actual knowledge of the material omissions and/or the falsity of the material statements set forth above, and intended to deceive plaintiff and the other members of the Class, or, in the alternative, acted with reckless disregard for the truth when they failed to ascertain and disclose the true facts in the statements made by them or other Seitel personnel to member of the investing public, including plaintiff and the Class, and the securities analysts.

          90.           As a result of the foregoing, the market price of Seitel securities was artificially inflated during the Class Period. In ignorance of the falsity of the Defendants' statements concerning the financial results and performance of Seitel, plaintiff and the other members of the Class relied, to their damage, on the statements described above and/ or the integrity of the market price of Seitel stock during the Class Period in purchasing Seitel common st1ck at prices which were artificially Inflated as a result of Defendants' false and misleading statements.

          91.           Had plaintiff and the other members of the class known of the material adverse information which Defendants did not disclose, they would not have purchased Seitel common stock at the artificially inflated prices that they did.

          92.           Defendants' concealment of this material information served only to harm plaintiff and the other members of the Class who purchased Seitel common stock in ignorance of the financial risk to them as a result of such nondisclosures.

          93.           As a result of the wrongful conduct alleged herein, plaintiff and other members, of the Class have suffered damages in an amount to be established at trial.

          94.           By reason of the foregoing, Defendants have violated Section 10(b) of the Exchange Act and Rule 10b-S. promulgated thereunder, and are liable to the plaintiff and the other members of the Class for substantial damages which they suffered in connection with their purchase of Seitel common stock during the Class Period.

AS AND FOR A
SECOND CLAIM FOR RELIEF
(Against Individual Defendants
Under Section 20(a). Exchange Act)

          95.            Plaintiff repeats and realleges each and every allegation above, as if set forth in full herein.

          96.            During the Class Period, each of the Individual Defendants, by virtue of his or her office or offices at, and directorship of Seitel and his or her specific acts, was a controlling person of Seitel within the meaning of Section 20(a) of the Exchange Act.

          97.           Each Individual Defendant's positions mad him or her privy to, and provided him or her with actual knowledge of, the material facts which e Individual Defendants and Seitel concealed from plaintiff and the other members of the Class d .g the Class Period.

          98.           Each of the Individual Defendants had the power and influence, and exercised same, to engage in the unlawful conduct and practices complained of herein by causing Seitel to disseminate the false and misleading information referred to above.

          99.            By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

          100.           By virtue of the conduct alleged above, the Individual Defendants are liable to the plaintiff and the other members of the Class for the substantial damages that they suffered in connection with their purchases of Seitel' s common stock during the Class Period.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff on his own behalf on behalf of the other members of the Class, demand judgment against the Defendants as follows:

          A.           Determining that this action is properly maintainable as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure;

          B.            Certifying plaintiff as the Class Representative and their counsel as Class Counsel;

          C.           Declaring and determining that Defendants violated the federal securities laws by reason of their conduct as alleged herein;

          D.           Awarding monetary damages against defendants, jointly and severally, in favor of plaintiff and the other members of the Class for all losses and damages suffered as a result of their control of Seitel within the meaning of Section 20(a) of the Exchange Act.

          E.           Awarding plaintiff the costs, expenses and disbursements incurred in this action, including reasonable attorneys' and experts' fees; and

          F.           Awarding plaintiff and the other members of the Class such other and further relief as the Court may deem just and proper in light of all the circumstances of this case.

JURY DEMAND

          Plaintiff hereby demands a trial by jury.

Dated: May 20, 2002

HOEFFNER & BILEK, LLP

By:
Thomas E. Bilek
Attorney in Charge State Bar No.: 02313525 S.D. Texas Bar No.:9338 720 Lyric Office Centre 440 Louisiana Street Houston, Texas 77002-1634 Telephone (713) 227-7720 Facsimile: (713) 227-9404

RABIN & PECKEL LLP Brian Murray 275 Madison Avenue 34th Floor New York, New York 10016 Telephone~ (212) 682-1818 Facsimile: (212) 682-1892

BRODSKY & SMITH, LLC Evan Smith 11 Bala Avenue Suite 39 I Bala Cynwyd, PA 19004 Telephone: (610) 668-7987 Facsimile: (610) 660-0450 Attorneys for Plaintiff